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                                                                EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS

To the Executive Board of
VARTA Geratebatterie GmbH:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-69711) and Form S-8 (Nos. 333-39239, 333-41815, 333-42443
and 333-68250) of Rayovac Corporation of our report dated December 10, 2002 with respect to the combined balance sheets of Consumer Battery Group of VARTA AG as of September 30, 2002, and December 31, 2001 and 2000, and the related combined statements of operations, changes in equity, and cash flows for the nine months ended September 30, 2002 and the years ended December 31, 2001 and 2000 which report appears in the Form 8-K/A of Rayovac Corporation dated December 16, 2002.


KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftprufungsgesellschaft

Bielefeld, Germany
December 12, 2002